CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2016 RESULTS

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.aslic.com

Norton, Massachusetts, May 5, 2016. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.2 million and net income of $197 thousand for the quarter ended April 2, 2016. This compares with revenues of $5.3 million and net income of $74 thousand for the quarter ended March 28, 2015. Operating income this quarter was higher than the first quarter last year, however, a portion of the increase in net earnings was due to a decrease in the effective tax rate to 13% in the current quarter compared with 40% in the first quarter last year. In addition, the first quarter of 2016 consisted of 14 weeks while the first quarter of 2015 consisted of 13 weeks of operations.

Commenting on the results, Grant Bennett, President and CEO, said: “We generated nearly $1 million of revenues from armor sales in the quarter, primarily due to the shipment of armor panels to the Army. These shipments completed an order we received last fall. Increased armor shipments, plus increased shipments of other new products nearly offset a decline in shipments of baseplates. Baseplates for both automotive and traction applications declined in the current quarter compared to a year ago. In the automotive area, a large volume product which generated significant revenues a year ago reached end of life in 2015 and has not been ordered in 2016. In the traction area, demand in Europe declined compared to a year ago. A major traction baseplate customer recently informed us that they have lost a significant contract which will negatively affect our demand in the near-term. The net result of these changes is that our gross margin remained flat with last year’s first quarter at $1.1 million and our gross margin percentage rose slightly to 22%. Price changes were insignificant in the quarter compared with the same period last year.”

Mr. Bennett continued, “As we look to the future, given the near-term decline in baseplate demand, we are tightening our belts on spending and are resizing our manufacturing operations to reflect this reduced volume. However, we are ramping up and not slowing down our sales and marketing initiatives. Early this year we hired a Global Director of Technical Sales for armor, an experienced sales representative in Arizona and have initiated a search for an officer level sales and marketing executive. We have also increased our sales efforts in China and Japan. Finally, we have been pleased with the collective efforts of our force of sales representatives, especially in the U.S., were we have made over twice the number of sales calls to date compared with the same period last year. Our sales cycles are long, but we are seeing results in the form of increased inquiries from potential customers who have never ordered from us before, including requests for prototypes.”

The Company will be hosting its first quarter conference call with investors at 4:30pm on Thursday, May 5. Those interested in participating in the conference call should dial:

Call in Number: 855-863-0441

Conference ID: 2563606

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	---Quarter Ended---
	April 2,	Mar. 28,
	2016	2015

Total Revenues	$5,215,617	$5,290,266
Cost of Sales	4,084,060	4,154,901
Gross Margin	1,131,557	1,135,365
Operating Expenses	908,169	1,012,838
Operating Income	223,388	122,527
Interest income, net	3,740	—
Income before taxes	227,128	122,527
Income tax provision (benefit)	30,000	48,740
Net income	$197,128	$73,787
Net income per common share	$0.01	$0.01
Weighted average shares outstanding	13,198,236	13,147,672

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	April 2,	Dec. 26,
	2016	2015
Assets

Current assets:
Cash and cash equivalents	$3,709,660	$3,412,649
Accounts receivable, net	2,701,446	3,572,479
Inventories, net	2,626,699	2,632,444
Prepaid expenses	146,683	104,761
Deferred taxes, current	437,431	467,374
Total current assets	9,621,919	10,189,707

Property and equipment, net	1,920,276	1,688,553
Deferred taxes, non-current	1,633,375	1,683,375
Total assets	$13,225,570	$13,561,635

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	1,362,108	1,622,564
Accrued expenses	578,674	931,916
Total current liabilities	1,940,782	2,554,480

Stockholders' equity	11,284,788	11,007,155
Total liabilities and stockholders' equity	$13,225,570	$13,561,635